Earnings Supplement Q3 2020

Financial Highlights Q3 2020 Total Certs 20,696 Revenue $29.8 million ($mm) Adj. EBITDA $19.8 million ($mm) 1 Adj. Operating Cash Flow $8.8 million ($mm) 2 (1) Defined as Adj. EBITDA, minus CAPEX, plus or minus change in contract assets

Recent Accomplishments . LPRO began trading on the Nasdaq Stock Market on June 11, 2020 Company . Highlights Appointed 3 new independent Directors to the Board . Ross Jessup elevated to President and Chuck Jehl appointed as CFO of the Company . Credit union and bank lenders are well capitalized and expected to have ample liquidity Open Lending and . Insurers modestly impacted relative to other industries and anticipating profitability through Partners Strongly 2020 Positioned . Low interest rate environment, traditional lenders retrenching, and commuters shifting away from public modes of transportation are driving positive trends . OEM #2 came back on to Open Lending’s platform in October 2020 . New partnerships such as A+ Federal Credit Union, Sound Credit Union and First Investors Financial Services. Q3 Update . Partnered with 4 new refinance lenders in Q3 . Added 11 new lender customers / contracts executed in Q3 . 6 active implementations with “go live” dates in the next 60 days 3

Growth Plan 1 . Expand Core Business 2 . OEM Opportunity 3 . CECL Relief 4 . Launch into New Channels 5 . Broaden Our Offerings 4

Q3 2020 Key Performance Indicators (1) Effective January 1, 2019, the Company adopted ASC 606 which requires us to recognize the full amount of profit share revenue up front. This was not retroactively applied to prior periods and therefore 2018 and 2017 are not comparable. 5

Q3 2020 Financial Update 6

Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA (1) Reflects non-cash charges for the change in the estimated fair value of contingent consideration earn-out shares from June 10 through September 30, 2020. (2) Reflects transaction bonuses awarded to key employees and directors in connection with the business combination. (3) Represents non-cash charges associated with the Class B Unit Incentive Plan of Open Lending, LLC. For the nine months ended September 30, 2020 reflects accelerated vesting of the legacy plan as result of the business combination. 7

Total Outstanding Share Count Shares In millions Total Shares Outstanding September 30, 2020 126.9 Warrants Exercised in October 2020 1.3 Total Diluted Shares Outstanding 128.2 8